SCHEDULE A

VALUED ADVISERS TRUST
PORTFOLIOS AND CLASSES THEREOF
As amended on December 7, 2011

 PORTFOLIO/CLASSES

Golub Group Equity Fund

TEAM Asset Strategy Fund

LS Opportunity Fund

Geier Strategic Total Return Fund

Cloud Capital Strategic Large Cap Fund

Cloud Capital Strategic Mid Cap Fund

Cloud Capital Strategic Small Cap Fund

Angel Oak Multi-Strategy Income Fund

Longview Global Allocation Fund

Green Owl Intrinsic Value Fund

Granite Value Fund

TVAM International Intrinsic Value Fund